UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 2, 2006

Date of Report (date of earliest event reported)

CARRIER ACCESS CORPORATION

(Exact name of Registrant as specified in its charter)

State of Delaware	000-24597	84-1208770
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5395 Pearl Parkway

Boulder, Colorado (80301)

(Address of principal executive offices)

(303) 442-5455

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 2, 2006, Carrier Access Corporation (the “Company”) entered into an offer letter with Allen E. Snyder, the Executive Vice President and Chief Operating Officer of the Company (the “Offer Letter”).

According to the terms of the Offer Letter, Mr. Snyder’s employment with Carrier Access will commence November 6, 2006 and Mr. Snyder will assume the position of Executive Vice President and Chief Operating Officer. Under the Offer Letter, Mr. Snyder is entitled to receive an annual base salary of $350,000 and will be eligible to participate in the Company’s discretionary cash bonus plan. The actual bonus payout shall be determined based upon the Company’s achievement level against financial and performance objectives. Mr. Snyder will also receive a stock option grant of 500,000 shares of Carrier Access common stock with an exercise price equal to the fair market value of Carrier Access common stock on the date of grant and which will, subject to his continued employment with the Company, vest over four years with 25% of the stock subject to the grant vesting on the one year anniversary of Mr. Snyder’s effective date of hire and the remaining shares subject to the option vesting on a quarterly basis thereafter.

The Offer Letter also contains a severance provision that provides for severance payments equal to one year’s base salary and bonus for termination without cause or resignation for good reason (as such terms are defined in the Offer Letter), and in addition, if such termination or resignation occurs in connection with a change of control (as defined in the Offer Letter) within the period commencing two months preceding the change of control and ending twelve months following the change of control, any remaining unvested options shall vest.

The Offer Letter contains covenants for the benefit of the Company relating to non-competition and non-solicitation of Company employees, including following the termination of Mr. Snyder’s employment. In conjunction with his employment as Chief Operating Officer, Mr. Snyder executed the Company’s standard employer protection and confidentiality agreement and the Company’s indemnification agreement, in the same form as previously filed and entered into by the Company and its executive officers and directors.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On November 6, 2006, the Company announced the appointment of Allen Snyder as the Company’s Executive Vice President and Chief Operating Officer. Mr. Snyder will be responsible for research and development, sales, marketing, business development, partner and channel programs, customer support, and human resources organizations. Mr. Snyder will report directly to Roger Koenig, Chief Executive Officer & President.

Mr. Snyder, 52, is the former Chief Operating Officer of Openwave Systems Inc., a leading provider of open software products and services for the communications industry, from 2000 to 2006. During his tenure at Openwave, Allen was responsible for all product development and customer facing operations, including oversight of worldwide sales, partnerships, product strategy, product development, service and support for approximately 1,000 of the company’s 1,400 employees. Mr. Snyder also served as Executive Vice President, Server Products for Openwave and as Senior Vice President of worldwide sales and service. Mr. Snyder has over 30 years of experience in the high-tech industry, including 23 years of management leadership in product development, sales, customer service, software support, and professional services. Before joining Openwave, he served as Senior Vice President of Oracle Support Services, Americas. Prior to working at Oracle, he was Vice President of Operations, Worldwide Customer Services at Digital Equipment Corporation. He currently serves on the Board of Directors for AePONA and Quark, Inc.

The material terms of Mr. Snyder’s offer letter are described in Item 1.01 above and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description
99.01	Press release dated November 6, 2006, entitled “Carrier Access Announces the Appointment of COO.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIER ACCESS CORPORATION

Date: November 7, 2006	By:	/s/ GARY GATCHELL
Gary Gatchell
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.01	Press release dated November 6, 2006, entitled “Carrier Access Announces the Appointment of COO.”